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                                                                   EXHIBIT 10.10

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into this ________________ ___, 199_, by and between JEFFREY B. PYATT, PAUL J. ZEMAN and THOMAS MAURICE, each an individual (hereinafter individually a "SELLER" and collectively the "SELLERS"), WALNUT FINANCIAL SERVICES, INC., a Utah corporation ("BUYER"), and PACIFIC FINANCIAL SERVICES CORP., a Washington corporation ("PACIFIC FINANCIAL");


                                R E C I T A L S:

         A. Each Seller is the legal holder and owner of one hundred (100) shares (hereinafter the full three hundred (300) shares are collectively referred to as the "SHARES") of the issued and outstanding common stock of Pacific Financial, which Shares constitute one hundred percent (100%) of the issued and outstanding capital stock of Pacific Financial;

         B. Buyer desires to purchase from the Sellers and the Sellers desire to sell to Buyer the Shares on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements hereinafter set forth, and other good and valuable considerations, the receipt and sufficiency of which are mutually acknowledged, the parties agree as follows:

1. PURCHASE AND SALE. On the Closing Date (as hereinafter defined), the Sellers shall sell, transfer, convey and assign to Buyer, and Buyer shall purchase from the Sellers, all of the Shares, together with any and all other shares, investment securities, units, equity interests, subscription rights, options and warrants of Pacific Financial, and any other legal or beneficial interest (or related right) in Pacific Financial now or hereafter owned by Sellers, whether issued or acquired in substitution for or in addition to any of the Shares, and whether issued or acquired by dividend, distribution, exchange, stock split, purchase and sale or otherwise (collectively, together with the Shares, the "SECURITIES"), free and clear of all liens, claims, charges, restrictions, voting trusts or comparable arrangements, options, constructive trusts, pledges, security interests and other encumbrances (collectively, "LIENS"), at the price and upon the terms and subject to the conditions hereinafter set forth.

2.        PURCHASE PRICE.

     2.1 Payment and Purchase Price. The aggregate price to be paid by Buyer to Sellers for the purchase of the Securities shall be Three Million and No/100 Dollars ($3,000,000.00) payable at Closing (as hereinafter defined) as follows:

          (a) A total of Nine Hundred Thousand and No/100 Dollars ($900,000.00) shall be paid in cash (the "CASH PAYMENT") to Sellers by wire transfer of federal funds in the amount of Three Hundred Thousand and No/100 Dollars ($300,000.00) to or as directed by each Seller;


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          (b) Buyer shall cause to be issued to Sellers, that number of shares of Buyer's common stock, par value $0.01 per share ("BUYER'S COMMON"), as is derived by dividing Nine Hundred Thousand and No/100 Dollars ($900,000.00) by Buyer's Closing Bid Price (as hereinafter defined) (the "COMMON STOCK PAYMENT") such that each Seller receives that number of shares of Buyer's Common equal to one third (1/3) of the total Common Stock Payment; and

          (c) Buyer shall cause to be issued to each Seller by Pacific Financial an unsecured promissory note in the principal amount of One Hundred Thousand and No/100 Dollars ($100,000.00) such that promissory notes are issued to Sellers in an aggregate principal amount of Three Hundred Thousand and No/100 Dollars ($300,000.00) (the "SHORT TERM NOTES"). The Short Term Notes shall be in substantially the form attached hereto as EXHIBIT A, shall mature at the earlier to occur of (i) twelve (12) months from the Closing Date and (ii) the completion of a private placement of Buyer's securities by Walsh Manning Securities, LLC with net proceeds to Buyer of at least Two Million One Hundred Seventy-Five Thousand and No/100 Dollars ($2,175,000.00), and shall bear interest at eight percent (8%) per annum. The Short Term Notes shall be guaranteed by Buyer pursuant to the form of guaranty that appears at the end of the Short Term Notes (the "SHORT TERM GUARANTY"); and

          (d) Buyer shall cause to be issued to each Seller by Pacific Financial an unsecured promissory note in the principal amount of Three Hundred Thousand and No/100 Dollars ($300,000.00) such that promissory notes are issued to Sellers in an aggregate principal amount of Nine Hundred Thousand and No/100 Dollars ($900,000.00) (the "LONG TERM NOTES"). The Long Term Notes shall be in substantially the form attached hereto as EXHIBIT B, shall mature four (4) years from the Closing Date, which maturity date shall be subject to extension as set forth in Section 3.2 hereto, and shall bear interest at eight percent (8%) per annum. The Long Term Notes shall be guaranteed by Buyer pursuant to the form of guaranty that appears at the end of the Long Term Notes (the "LONG TERM GUARANTY").

     2.2 Common Stock Payment. As used herein, "BUYER'S CLOSING BID PRICE" shall mean the average closing bid price reported on the Nasdaq National Market System for Buyer's Common for the five (5) trading days immediately preceding the Closing Date, provided that Buyer's Closing Bid Price shall be deemed to be not more than Two and 75/100 Dollars ($2.75) per share. The number of shares of Buyer's Common delivered hereunder shall be rounded to the nearest whole share and Buyer shall not issue any fractional shares in connection with the Common Stock Payment. Buyer shall deliver valid title to Buyer's Common, free and clear of all Liens; provided, however, that Buyer's Common shall be restricted stock within the meaning of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and shall bear the restrictive legends set forth on EXHIBIT C.

     Each Seller agrees to deliver to Buyer at the Closing a subscription agreement and confidential purchaser questionnaire (a "SUBSCRIPTION AGREEMENT") in substantially the form attached hereto as EXHIBIT D. Sellers shall be granted those registration rights with respect to the shares of Buyer's Common received as the Common Stock Payment as set forth in the form of registration agreement attached hereto as EXHIBIT E (the "REGISTRATION AGREEMENT").

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     2.3 Repayment of Certain Pacific Financial Debt. In addition to the consideration set forth in Sections 2.1 and 2.2 above, Pacific Financial shall repay, or cause to be repaid, at Closing the unpaid outstanding principal balance of certain notes owed by Pacific Financial to Messrs. Zeman and Maurice and the Maurice Trust #1 and identified on Schedule 1 attached hereto but excluding any interest, default interest or accrued fees with respect thereto (the "NOTE REPAYMENT"), the aggregate amount of which Note Repayment shall in no event exceed Six Hundred Thousand and No/100 Dollars ($600,000.00). The Note Repayment may be made by provision to Pacific Financial of financing from, or arranged by, Buyer, which financing shall be made on such terms as Buyer dictates or negotiates in its sole and absolute discretion.

     2.4 Allocation of Purchase Price. The parties hereto hereby stipulate that Thirty Thousand and No/100 Dollars ($30,000.00) of the Purchase Price shall be allocated as follows: (i) Ten Thousand and No/100 Dollars ($10,000.00) to the confidentiality and non-compete provisions of the Employment Agreement (as defined in Section 12.1(e)) and (ii) Ten Thousand and No/100 Dollars ($10,000.00) to each of the Non-Competition Agreements (as defined in Section 12.1(f)). The parties hereto agree to file all applicable tax returns and other required tax-related schedules and documents in accordance with the allocations set out above and will not adopt or otherwise assert tax positions inconsistent therewith.

3.       CLOSING BALANCE SHEET; COLLECTION OF RECEIVABLES.

     3.1 Closing Balance Sheet. The parties agree that immediately after the Closing Date, the firm of Richard A. Eisner & Co., L.L.P. or such other independent public accountants as selected by Buyer (the "ACCOUNTANTS") will compile and provide to the parties a balance sheet with respect to Pacific Financial as of the Closing Date (the "CLOSING BALANCE SHEET"), at the sole cost and expense of Buyer or Pacific Financial, payable after the Closing Date, which Closing Balance Sheet shall be prepared in accordance with the standard accounting practices of Pacific Financial as in existence prior to Closing. Sellers shall afford the Accountants full access to the books and records of Pacific Financial and full access to all other relevant information, documents and files required by the Accountants in connection with its preparation of the Closing Balance Sheet. Sellers represent and warrant that all of such books and records and other information, documents and files are and will be as of the Closing Date true, correct and complete and fairly and accurately represent the financial condition of Pacific Financial and its business and properties and liabilities and will have been prepared in accordance with generally accepted accounting principles consistently applied with prior periods.

     3.2 Collection of Receivables.

          (a) In the event any Pacific Financial Receivable (as defined in
     Section 6.13) outstanding as of the Closing Date (whether or not identified on the Closing Balance Sheet) is deemed to be an Uncollectible Receivable (as hereinafter defined) at any time on or following the Closing Date, Sellers may cause such Uncollectible Receivable to be replaced by the appropriate Pacific Financial client (the "DEFAULTING CLIENT") with another, nonfactored receivable of the Defaulting Client in an amount equal to or greater than the value of the Uncollectible Receivable plus any accrued fees owed to Pacific Financial with respect to such Uncollectible Receivable (a "REPLACEMENT RECEIVABLE"); provided,

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     however, that (i) no additional advance shall be made by Pacific Financial to the Defaulting Client until an acceptable Replacement Receivable has been given to Pacific Financial by the Defaulting Client to replace the Uncollectible Receivable, (ii) the replacement shall not cause the total obligation of the Defaulting Client to Pacific Financial to exceed eighty percent (80%) of the value of all collateral pledged by the Defaulting Client to Pacific Financial, (iii) Pacific Financial has not reasonably determined that it has ceased doing business with the Defaulting Client, and (iv) Sellers have no actual information that leads them to reasonably believe that the Replacement Receivable is or will become an Uncollectible Receivable. In the event that a Replacement Receivable is deemed to be an Uncollectible Receivable, Sellers may cause such Replacement Receivable to be replaced by the Defaulting Client with another Replacement Receivable (a "FINAL RECEIVABLE"); provided, however, that (w) no additional advance shall be made by Pacific Financial to the Defaulting Client until an acceptable Final Receivable has been given to Pacific Financial by the Defaulting Client to replace the Replacement Receivable that has become an Uncollectible Receivable, (x) the replacement shall not cause the total obligation of the Defaulting Client to Pacific Financial to exceed eighty percent (80%) of the value of all collateral pledged by the Defaulting Client to Pacific Financial, (y) Pacific Financial has not reasonably determined that it has ceased doing business with the Defaulting Client, and (z) Sellers have no actual information that leads them to reasonably believe that the Final Receivable is or will become an Uncollectible Receivable. A Receivable, a Replacement Receivable or a Final Receivable shall be deemed to be an "UNCOLLECTIBLE RECEIVABLE" if Pacific Financial is not paid in full (and if paid by check, such check has cleared consistent with the Collected Funds Act) with respect to such Receivable, Replacement Receivable or Final Receivable, as the case may be, including payment of all accrued fees owed to Pacific Financial in connection therewith, within ninety (90) days of Pacific Financial's acquisition of such Receivable, Replacement Receivable or Final Receivable, as the case may be. Unless Pacific Financial has reasonably determined that it has ceased doing business with the Defaulting Client, Pacific Financial shall have no obligation to charge reserves, if any, of a Defaulting Client with respect to an Uncollectible Receivable. If Pacific Financial has reasonably determined that it has ceased doing business with the Defaulting Client, Pacific Financial shall charge reserves of such Defaulting Client against such Uncollectible Receivable pro rata among reserves contributed to Pacific Financial by the Defaulting Client with respect to all of such Defaulting Client's receivables.

          (b) Upon the first occurrence and upon each occurrence thereafter of any Final Receivable being deemed an Uncollectible Receivable (or any Uncollectible Receivable being deemed ineligible to be replaced by a Replacement Receivable or a Final Receivable, as the case may be, for any reason), payment of an amount of principal of the Long Term Notes (pro rata among them) equal to the amount of such Final Receivable or Final Receivables (or such Uncollectible Receivable or Uncollectible Receivables) plus any accrued fees owed to Pacific Financial in connection therewith, shall be extended for one year from the Original Maturity Date (as defined in the Long Term Notes). For example, in the event that a Final Receivable totaling One Hundred Thousand and No/100 Dollars ($100,000.00) (including accrued fees owed to Pacific Financial) is deemed an Uncollectible Receivable, One Hundred Thousand and No/100 ($100,000.00) of the principal amount due under the Long Term Notes (pro rata among them) shall become due one year after the


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     Original Maturity Date and Eight Hundred Thousand and No/100
     ($800,000.00) shall be payable on or before the Original Maturity Date of the Long Term Notes. If subsequently an additional Final Receivable totaling One Hundred Thousand and No/100 Dollars ($100,000.00) (including accrued fees owed to Pacific Financial) is deemed an Uncollectible Receivable, an additional One Hundred Thousand and No/100 Dollars ($100,000.00) of the principal amount due under the Long Term Notes (pro rata among them) shall become due one year after the Original Maturity Date such that Two Hundred Thousand and No/100 Dollars ($200,000.00) shall be due one year after the Original Maturity Date and Seven Hundred Thousand and No/100 Dollars ($700,000.00) shall be payable on or before the Original Maturity Date of the Long Term Notes. If the Original Maturity Date of the Long Term Notes is so extended, Buyer and Sellers agree to execute such amendments or modifications to the Long Term Notes and take such other actions reasonably necessary to effectuate such extension. For a period of nine months following the Closing Date, Pacific Financial shall provide monthly a written statement to Sellers stating in reasonable detail the status of collections of any outstanding Uncollectible Receivables, Replacement Receivables or Final Receivables.

          (c) In the event that on or following the Closing Date (i) any Uncollectible Receivable is not replaced or is not eligible to be replaced with a Replacement Receivable or a Final Receivable, as the case may be, for any reason, or (ii) any Final Receivable is not paid in full, including payment of all accrued fees owed to Pacific Financial in connection therewith, within ninety (90) days of the acquisition of the Final Receivable by Pacific Financial, Pacific Financial shall be entitled to demand payment from Sellers, on a pro rata basis among Sellers, in an amount equal to the Uncollectible Receivable or Final Receivable, as the case may be, plus any accrued fees owed to Pacific Financial in connection therewith and all reasonable out-of-pocket costs incurred by Pacific Financial, Buyer or any of Buyer's subsidiaries in attempting to collect such Uncollectible Receivable or Final Receivable, as the case may be (the "DEMAND AMOUNT"). If Sellers shall not have paid such Demand Amount in full within ten (10) days following any such demand for payment by Pacific Financial, Pacific Financial shall offset such Demand Amount or unpaid portion thereof against the next payment or payments due under either the Short Term Notes or the Long Term Notes, or both, as Pacific Financial shall determine in its sole discretion, on a pro rata basis among the Sellers, until the Demand Amount is satisfied in full. Messrs. Zeman and Maurice shall be jointly and severally liable with respect to two thirds (2/3) of any Demand Amount.

          (d) In the event any Uncollectible Receivable, any accrued fees owed to Pacific Financial in connection therewith, and/or any collection costs of Pacific Financial, Buyer or any of Buyer's subsidiaries incurred in connection therewith that have been included in a Demand Amount are actually collected in full or in part by Pacific Financial (a "COLLECTION") and Pacific Financial has received payment of the Demand Amount associated with such Uncollectible Receivable or Pacific Financial has offset such Demand Amount against the Short Term Notes or the Long Term Notes, Pacific Financial shall credit the amount of such Collection to Sellers by either
     (i) making payment of the amount of such Collection to Sellers, or (ii) reinstating the payment or payments due under the Short Term Notes or Long Term Notes with respect to which the Demand Amount was offset or scheduled to be offset.



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          (e) Pacific Financial shall use its best efforts and due diligence to collect any Uncollectible Receivable from a Defaulting Client in accordance with the standard operating procedures of Pacific Financial in effect as of the date hereof, including the pursuit of available legal remedies, if appropriate, in accordance with such procedures; provided, however, that neither Pacific Financial nor Buyer shall have any obligation to pursue any remedy available against a Defaulting Client that has an ongoing factoring relationship with Pacific Financial for payment of any Uncollectible Receivable, Replacement Receivable or Final Receivable (unless Pacific Financial institutes litigation against the Defaulting Client involving other Receivables in which event Pacific Financial shall include the Uncollectible Receivable as a claim in such litigation). No such pursuit by Pacific Financial or Buyer, however, shall release Sellers from their reimbursement obligations or Buyer's right of offset hereunder. Sellers hereby waive (i) all rights of subrogation, all rights of indemnity and any other rights to collect reimbursement from a Defaulting Client for any sums paid to Pacific Financial or Buyer by Sellers hereunder, and (ii) all rights to enforce any remedy that Pacific Financial or Buyer may have against a Defaulting Client.

          (f) For purposes of this Agreement, the payable from Ultrapak Packaging, Inc. to Pacific Financial reflected by Letter Agreement dated April 7, 1997 shall be deemed an Uncollectible Receivable only if there has been a default on the terms of such payable as set forth in such Letter Agreement, which such default has existed for at least ninety (90) days. In addition, that certain note dated June 6, 1996 made by Frank (Pat) and Marlena Marshall payable to Pacific Financial in connection with Pacific Financial's factor of receivables of Allstate Fabricators, Inc. shall be excluded from the Closing Balance Sheet and shall not be deemed a Receivable for purposes of this Agreement.

4. CLOSING ESCROW. The parties hereto agree to execute and deliver the documents necessary for the closing of the transactions provided for herein ("CLOSING"), including but not limited to the documents set forth in paragraph 12 hereof, to Warren & Duggan (the "ESCROWEE"). The Closing shall take place on such date agreed upon by the parties in writing, which date shall in any case be no later than ten business days after the receipt by the Escrowee of the last of the documents necessary to be executed and/or delivered in order for the Closing to occur (the "CLOSING DATE"). Until the Closing Date, the parties hereto agree that the Escrowee shall hold any and all executed documents received by it in escrow until the Escrowee receives the written instruction of each of the parties hereto to release such documents in order that the Closing may occur.

5. NO-SHOP. From the date hereof through Closing or the earlier termination of this Agreement as provided herein, Sellers shall not, and shall cause Pacific Financial not to, (a) solicit, initiate, consider, encourage or accept any other proposals or offers from any person, association or entity ("PERSON") relating to (i) any acquisition or purchase of all or any portion of the assets, capital stock or other securities of Pacific Financial (other than inventory to be sold or disposed of in the ordinary course of business consistent with past practice), (ii) any business combination involving Pacific Financial, or (iii) any other extraordinary business transaction involving or otherwise relating to Pacific Financial, or (b) participate in any discussions, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any Person relating to any of the foregoing. Sellers shall notify the Buyer promptly of any such proposal or offer, or any



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inquiry or other contact with any Person with respect thereto, and shall, in any such notice to the Buyer, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact.

6. REPRESENTATIONS OF SELLERS. Sellers hereby represent, warrant and covenant to Buyer as of the date hereof and as of the Closing Date, which representations, warranties and covenants shall be joint and several with respect to Messrs. Zeman and Maurice as to two-thirds (2/3) of any obligation or loss and shall be several with respect to Mr. Pyatt as to one-third (1/3) of any obligation or loss, are material, are being relied upon by Buyer (notwithstanding any independent investigations) and shall survive the Closing as provided herein, as follows, subject only to such exceptions as are explicitly set forth on Schedule 6 attached hereto ("SELLERS' DISCLOSURE SCHEDULE") on a section-by-section basis:

     6.1 Organization and Authority. Pacific Financial is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has no subsidiaries; has full power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets as now owned, leased and operated; and has full power and authority to take all actions on its part contemplated to be taken under this Agreement and all other agreements, instruments and documents referred to herein or contemplated hereby. Pacific Financial is duly qualified and in good standing as a foreign corporation under the laws of any state or jurisdiction in which the character of the properties owned or leased by it therein or in which the transactions of its business makes such qualification necessary and Sellers' Disclosure Schedule sets forth a list of all such properties.

     6.2 Capitalization. The entire authorized capital stock of Pacific Financial consists of one thousand (1,000) shares of common stock, without par value, of which three hundred (300) shares are validly issued and outstanding, fully paid and non-assessable and all three hundred (300) of which are owned by Sellers. As of the date of this Agreement, the Securities consist only of the Shares. None of the Shares are subject to any restrictions with respect to transferability. There are no outstanding options, warrants, voting trusts, shareholder agreements or other rights of any kind relating to the sale, encumbrance or other disposition, or the authorization, issuance or voting of, any shares of capital stock of any class of, or other equity interest in, Pacific Financial, nor any securities convertible into or evidencing the right to purchase any share of capital stock of any class of, or other equity interest in, Pacific Financial.

     6.3 Authorization and Enforceability. Each Seller is a natural person who has reached the age of majority and has full legal capacity, power and authority to enter into, execute and deliver, and to perform his obligations under, this Agreement and all other agreements, instruments and documents referred to herein or contemplated hereby to be executed, delivered and performed by him. This Agreement, and all other agreements, instruments and documents referred to herein or contemplated hereby and executed by Sellers, constitute, and will constitute, valid, binding and enforceable obligations of Sellers in accordance with its and their terms, subject to the enforcement of involuntary bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

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     6.4 No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Sellers do not and will not: (a) conflict with the Articles of Incorporation and By-laws of Pacific Financial, in each case as amended as of the date hereof; (b) conflict with, or result in a breach or termination of, or constitute a default (or an event which, with the giving or due notice or lapse of time, or both, would constitute a default) or cause or permit the acceleration of the maturity of or give rise to any right to impose any fees or penalties under, any agreement, commitment, or other instrument, or any order, judgment or decree, to which any of the Sellers or Pacific Financial is a party or by which any of them or any of their respective assets is bound; (c) result in the creation or imposition of any Lien upon any of their respective assets; or (d) constitute a violation by any of the Sellers or Pacific Financial of any law, statute, judgment, injunction, decree, order or other authoritative matter of any governmental authority applicable to Sellers or to any of their respective assets.

     6.5 Consents. No consents approvals, waivers, variances or authorizations of, notices to or filings with (collectively, "CONSENTS") any Person (including, without limitation, any governmental authority) are necessary in connection with the execution and delivery by Sellers of this Agreement or the consummation by Sellers of the transactions contemplated herein other than compliance with applicable federal and state securities laws.

     6.6 Litigation. Except as disclosed on behalf of Sellers in that certain letter dated January 6, 1997 from Michael J. Warren addressed to Buyer or as set forth on Section 6.6 of Sellers' Disclosure Schedule: (a) there is no investigation, audit or review by any governmental authority pending with respect to the Shares, any of the Sellers, Pacific Financial or any of their respective business or assets; (b) there are no claims, actions, suits or proceedings pending, or to the best knowledge of Sellers after due inquiry, threatened, in connection with the Shares, any of the Sellers, Pacific Financial or any of their respective business or assets, at law or in equity, before or by any governmental authority or any third party, and, to the best knowledge of Sellers after due inquiry, there exists no state of facts that could reasonably be expected to result in any such claims, actions, suits or proceedings; and (c) there is no outstanding judgment, order, injunction or decree of any governmental authority or any third party against or affecting the Shares, any of the Sellers, Pacific Financial or any of their respective business or assets, and neither Sellers, nor Pacific Financial has been a party to, or bound by, any such judgment, order, injunction or decree.

     6.7 The Shares. Sellers are and until the Closing shall remain the sole owners of and have and until the Closing shall continue to have good and marketable legal and beneficial title of record to all of the Shares, free and clear of all Liens, and Sellers have and until the Closing shall continue to have physical possession of the original stock certificate(s) representing the Shares. Sellers have and shall continue to have the full and unrestricted right to vote the Shares and to transfer absolute ownership thereof to Buyer. At Closing the Sellers will transfer the Securities and valid title thereto, free and clear of all Liens, to Buyer. Except as disclosed on Schedule 1, no Seller is a creditor or the holder of any debt of Pacific Financial.

     6.8 Patents, Trademarks, Etc.. There are no patents, trademarks, copyrights and service marks, registrations thereof and applications therefor, and trade or business names owned or used by, registered in the name of, or licensed to or by Pacific Financial or necessary in connection with the operation of Pacific Financial's business.



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     6.9 Financial Statements. All the existing financial statements of or pertaining to Pacific Financial (the "FINANCIAL STATEMENTS") have been provided to Buyer. All the Financial Statements are true, complete and correct, and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated and from period to period, and fairly and accurately present the financial condition of Pacific Financial, its assets and liabilities and the results of its operations as at the respective dates and for the respective periods indicated. The Financial Statements reflect all known material claims against, and debts and liabilities of, Pacific Financial in accordance with generally accepted accounting principles consistently applied, as of the dates thereof. Except for such claims, debts and liabilities reflected in the unaudited balance sheet and related income statements of Pacific Financial for the period ended December 31, 1996 prepared in accordance with generally accepted accounting principles consistently applied (the "DECEMBER STATEMENT"), Pacific Financial does not have any claims, debts or liabilities, accrued, absolute, direct, indirect, perfected, contingent or otherwise, nor is it subject to any claims, debts, liabilities, fixed or contingent, other than those expressly disclosed in this Agreement or Sellers' Disclosure Schedule or incurred in the ordinary course of business since the date hereof and in accordance with this Agreement, including, without limitation, any liabilities arising from the operation of Pacific Financial's business in violation of any law, ordinance, rule or regulations of any federal, state or municipal government or any department, board or agency thereof, and further including, without limitation, all federal, state or other tax liabilities due or to become due, including, but not limited to, income, sales, personal property, use or franchise taxes, whether or not incurred in respect of or measured by Pacific Financial's income for any period or arising out of transactions entered into, or any state of facts existing, as of the date hereof.

     6.10 Compliance with Laws. Each of Sellers and Pacific Financial has complied with and shall continue to comply with through the Closing all applicable statutes, ordinances, rules and regulations, orders and other laws relating to any of their respective businesses and assets (including, without limitation, the Shares) and Pacific Financial has all licenses, permits and other authorizations required in connection with the conduct of its business (which licenses, permits and authorizations are valid, fully paid and in full force and effect). None of such licenses, permits or other authorizations expire (without being able to be renewed upon payment of a nominal renewal fee) during the 24 month period following the date hereof.

     6.11 Taxes. (a) Pacific Financial has timely filed all returns, reports and declarations respecting Taxes (as hereinafter defined) which are required to be filed; (b) to the best of Sellers' knowledge, such returns, reports and declarations are complete, correct and in accordance with applicable law; (c) Pacific Financial has paid all Taxes which have become due and are imposed by law upon it or any of its property, assets, income, receipts, imports, payrolls, transactions, capital, net worth or franchises, other than those not delinquent or being contested in good faith by appropriate proceedings or for which all applicable statutes of limitation, if any (including extensions thereof), have expired; (d) no issues, deficiencies or claims have been asserted in writing or, proposed, to Pacific Financial by the Internal Revenue Service or any other governmental authority in connection with the examination of any of their respective returns respecting Taxes which would, if determined adversely, have an adverse affect on the business or any of the assets of Pacific Financial; (e) no investigation or audit of any governmental authority with respect to Taxes that might give rise to a lien or other encumbrance against any of such assets is in effect or, to the best of Sellers' knowledge, has been threatened; and (f) except as otherwise accrued and adequately reserved for in the books of account and other financial records and statements of Pacific Financial made available to Buyer or its representatives, no unsatisfied deficiency, delinquency or default for any Taxes that might give rise to a lien against any of their respective assets has been claimed, proposed or assessed by the Internal Revenue Service or any other governmental authority. "TAXES" means all federal, state, county, local and foreign income, use, exercise, property, sales, unemployment, franchise, business activity and other taxes, levies and assessments and associated interest and penalties.

     6.12 Conduct of Business. Since December 10, 1996, (a) the business of Pacific Financial has been conducted in the ordinary course and consistent with past practice, and there have been no material adverse changes in connection therewith; and (b) there has been no action or omission of any of the Sellers or Pacific Financial which could interfere with the transactions contemplated hereby or have an adverse affect on the business of Pacific Financial.

     6.13 Accounts Receivable. The unpaid accounts receivable, loans, advances and contracts receivable (individually, a "RECEIVABLE," collectively, the "RECEIVABLES") reflected in the December Statement and the Receivables generated or created between the date reflected on the December Statement and the Closing are and will be existing debts owed to Pacific Financial, are and will be genuine, arose or will arise in the ordinary course of business and are and will be fully collectible according to their terms. To the best of Sellers' knowledge, none of the Receivables are or will become Uncollectible Receivables. The amount ultimately collected from such Receivables shall at least be equal to the amount of Receivables shown on the Closing Balance Sheet.

     6.14 Contracts. Sellers have delivered to Buyer true, correct and complete copies of all of the Material Contracts (as hereinafter defined) that are in writing, together with reasonably detailed written summaries of the terms of all Material Contracts that are not in writing. To the best of Sellers' knowledge, the Material Contracts are legal, valid and binding, enforceable in accordance with their respective terms, and are in full force and effect. Neither any of the Sellers nor Pacific Financial is in breach, violation or default, however defined, in the performance of any of its obligations under any Material Contract, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof; and, to Seller's best knowledge after due inquiry, no other parties thereto are in breach, violation or default, however defined, under any Material Contract, and, no facts or circumstances exist which, whether with the giving of due notice, lapse of time or both, would constitute such a breach, violation or default thereunder or thereof. "MATERIAL CONTRACTS" means all agreements, contracts, leases, licenses and other commitments, whether written or oral, in effect as of the date hereof, (a) to which any of the Sellers or Pacific Financial is a party that affect or relate to the Securities, and/or (b) to which Pacific Financial is a party that (i) cannot be terminated by Pacific Financial on thirty (30) days or less notice, or
(ii) could require expenditures by Pacific Financial over the anticipated course of the commitment in excess of Five Thousand Dollars ($5,000.00).

     6.15 Disclosure. No representation, warranty or schedule contained in this Agreement or attached hereto, and no schedule, certificate or other written document or instrument, including, without limitation, any Material Contract, delivered, made available or to be delivered or made available to Buyer pursuant to this Agreement, in connection with the transactions contemplated hereby, or in connection with Buyer's investigation concerning its purchase of the Securities, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements contained therein not misleading. There is no fact known to Sellers which has, or which could reasonably be foreseen by Sellers as likely to have, a material adverse effect on the assets, liabilities, financial condition, results of operations, business, prospects or operations of Pacific Financial which has not been disclosed herein, in any schedule attached hereto or in any schedule, certificate or other written document or instrument furnished or to be furnished to Buyer under this Agreement or in connection with the transactions contemplated hereby.

     6.16 Compensation and Employment Agreements. Sellers' Disclosure Schedule contains a true, correct and complete list of all employees, consultants (other than accountants and attorneys) and sales or marketing representatives of Pacific Financial, together with the compensation, bonuses and commissions and expense reimbursements and allowances for such employees, consultants and representatives and sets forth the annual rate of such compensation (including bonuses, commissions and expense allowances, if any) and the positions held by all such employees, consultants and representatives, together with a list and brief description of all current and future pension, retirement, profit sharing, vacation, sick pay, severance and similar arrangements and benefits of the Company with its employees of a legally binding nature or of the nature of any informal understanding, all of which are in full force and effect and fully funded and adequate reserves for which have been established in the December Statement and the Financial Statements as of the Closing Date. There are no written or oral employment agreements and arrangements for employees, consultants or sales and marketing representatives of the Company not disclosed on Sellers' Disclosure Schedule. Pacific Financial does not maintain and has not maintained in the past any "employee pension plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

     6.17 Environment. There exists no violation of any applicable federal, state or local environmental laws in connection with the business or assets of Pacific Financial, or in connection with any of the premises owned, used or occupied by Pacific Financial (and none of the Sellers or Pacific Financial has received notice of any alleged such violation), and no hazardous materials or hazardous substances (each as defined in such laws) are now or have in the past been used, generated, stored, handled, released or disposed of in or about such premises.

     6.18 Collective Bargaining Agreements. Pacific Financial is not currently nor has it ever been party to or subject to any collective bargaining agreement or other arrangement with any union. Pacific Financial does not employ any known union employees.

     6.19 Customers and Suppliers. None of Sellers nor Pacific Financial has received any notice or has any reason to believe that as a result of Sellers' anticipated sale of the Securities to Buyer hereunder or the negotiation of the terms this Agreement or of such sale generally any customer of Pacific Financial has ceased, or will at any time before or after the Closing Date cease, to use the products, goods or services of the business of Pacific Financial or has substantially reduced, or will at any time before or after the Closing Date substantially reduce, the use of such products, goods or services at any time. None of Sellers nor Pacific Financial has received any notice or has any reason to believe that any supplier of Pacific Financial has ceased or will cease to sell supplies, inventory and other goods to the business of Pacific Financial at any time before or after the Closing Date on terms and conditions substantially similar to those used in its current sales to

Seller, subject only to general and customary price increases. None of the Sellers nor Pacific Financial will take any action as of and after the Closing Date which could impair any relationships, agreements and understandings between Pacific Financial and its customers or suppliers notwithstanding the sale of the Securities to Buyer (except any such action taken by any Seller specifically in connection with a credit facility provided by such Seller to any such customer or supplier), and the Sellers and Pacific Financial shall fully cooperate with Buyer in arranging meetings with such customers and suppliers as Buyer may reasonably request.

     6.20 Insurance. Sellers' Disclosure Schedule contains a true, correct and complete list and description of all insurance policies and premiums thereon pertaining to which Pacific Financial is the insured, including, but not limited to, product and other liability insurance and fire and extended coverage insurance, true, correct and complete copies of which policies have been provided to Buyer. Such policies are in full force and effect at the date hereof and shall remain so in effect through the Closing. Pacific Financial is not in default under any such policy and has paid all premiums due and payable with respect to each.

     6.21 Investment Company. Pacific Financial is not deemed to be an investment company under the Investment Company Act of 1940, as amended, pursuant to the exemption provided by Section 3(c)(5)(A) of such Act.

7. REPRESENTATIONS OF BUYER. Buyer hereby represents, warrants and covenants to the Sellers as of the date hereof and as of the Closing Date, which representations, warranties and covenants are material, are being relied upon by the Sellers (notwithstanding any independent investigations) and shall survive the Closing as provided herein, as follows, subject only to such exceptions as are explicitly set forth on Schedule 7 attached hereto ("BUYER'S DISCLOSURE SCHEDULE") on a section-by-section basis:

     7.1 Buyer's Authority. Subject to receiving the approval of the Walnut Board, Buyer has full power and authority to enter into, execute and deliver, and to perform its obligations under, this Agreement and all other agreements, instruments and documents referred to herein or contemplated hereby.

     7.2 Authorization and Enforceability. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all requisite action on the part of Buyer, and this Agreement and all other agreements, instruments and documents referred to herein or contemplated hereby and executed by Buyer constitute valid, binding and enforceable obligations of Buyer in accordance with their terms, subject to the enforcement of involuntary bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors rights' and to general equitable principles.

     7.3 No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer do not and will not: (i) conflict with, or result in a breach or termination of, constitute a default (or an event which, with the giving of due notice or lapse of time, or both, would constitute a default) or cause or permit the acceleration of the maturity of or give rise to any right to impose any fees or penalties under, any agreement, commitment, or other instrument, or any order, judgment or decree, to which Buyer is a party or by which Buyer is bound; or (ii) constitute a violation by Buyer of any law, statute, judgment, injunction, decree, order or other authoritative matter of any governmental authority applicable to Buyer, the enforcement of which would have an adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement.

     7.4 Consents. No Consents are necessary in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated herein (other than the approval of the Walnut Board) other than compliance with applicable federal and state securities laws.

     7.5 Statements. Neither this Agreement nor any schedule, exhibit, certificate, list or other document furnished or to be furnished by or on behalf of Buyer to Sellers pursuant hereto or thereto contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein and therein, in light of the circumstances under which they are made, not misleading.

     7.6 Investment Intent.

          (a) Buyer is acquiring the Shares with its own funds, for its own account, for investment purposes only, and not with the intent to resell such Shares. Buyer further understands and acknowledges as follows:

               (i) The Securities have never been and are not now being registered under the Securities Act or under any state securities act or under any other applicable securities act (the "ACTS");

               (ii) Sellers have advised Buyer that (however, Buyer makes no representations, warranties or guarantees whatsoever with respect to the accuracy of such advice), (w) to be legally transferred from Sellers to Buyer, the Securities must be exempt from the registration requirements of the Acts, and that Sellers are relying upon, inter alia, the exemptions set forth in Sections 4(1) and 4(2) of the Securities Act, and a combination thereof, and corresponding exemptions under state law (collectively the "EXEMPTIONS"); (x) the Securities were originally acquired by Sellers for investment purposes only, and without the intent of later resale, and Seller are not now offering the Securities on behalf of an issuer, and thus Sellers have taken the position they are not underwriters as that term is defined in the Acts, (y) Sellers are specifically relying on the representations and warranties contained in this Section 7.6, and otherwise would not engage in this transaction unless Buyer makes these representations and warranties; and (z) the transaction consummated hereunder did not originate from a public offering or public solicitation of Buyer to acquire the Securities, but instead is a private and single isolated transaction not involving a public offering as that term is defined in the Acts;

               (iii) Buyer (through its officers and agents) is a highly sophisticated investor and qualifies as an accredited investor as that term is defined in the Acts and Regulation D as promulgated by the Securities and Exchange Commission (17 CFR

          230.501 et seq.) under the Securities Act, regardless of the availability of Regulation D as an exemption hereunder;

               (iv) Because of the sophistication, accreditation and general knowledge and expertise of Buyer, Buyer does not require the protection of the registration provisions of the Acts;

               (v) Buyer agrees that, to the maximum extent allowed by law, it is forever estopped from, and waives and forever releases any claim that it may have against Sellers, their successors, assigns or affiliates, for failure to register the Securities transferred hereunder;

               (vi) Buyer may have to hold the Securities indefinitely unless the Securities are registered under the Acts or an additional exemption from such registration is available; Pacific Financial is under no obligation to register the Securities or to take any other action which would make any exemption available; Pacific Financial is under no obligation to cause or permit the shares purchased hereunder to be transferred in the absence of registration or availability of an exemption;

               (vii) Buyer and its agents, attorneys and accountants have had full opportunity, and have exercised such opportunity, in reviewing the books and records of Pacific Financial, inspecting the assets and premises of Pacific Financial, and discussing the purchase hereunder with employees of Pacific Financial, its principals, agents, advisors, accountants and attorneys;

               (viii) the following legend will be placed on the certificates evidencing the Securities:

               These shares have not been registered under the Securities Act of 1933, as amended, any applicable state securities act or any other applicable securities act (the "ACTS"), and neither the offering of the shares nor any offering materials have been reviewed by any administrator under the Acts. The shares were acquired by the registered shareholder pursuant to the representation and warranty that the holder was acquiring the shares with the holder's own funds, for the holder's own account, for investment. These shares may not be pledged, hypothecated, sold, transferred, or offered for sale in the absence of an effective registration statement as to the shares under the Acts or an opinion of counsel satisfactory to the corporation that such registration is not required.

     7.7 Authorization for Issuance of Common Stock. The shares of Buyer's Common to be issued to Sellers pursuant to Section 2(b) hereof will be duly authorized for issuance and will, when issued in accordance with the terms of this Agreement and upon performance by Sellers of their obligations hereunder, be validly issued and outstanding, fully paid and non-assessable.

     7.8 Financial Statements. All financial statements of Buyer on file with the United States Securities and Exchange Commission are true, complete and correct and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated and from period to period, and fairly and accurately present the financial condition of Buyer, its assets and liabilities and its results of operations as of the respective dates and for the respective periods indicated.

8. CONDUCT OF BUSINESS. The Sellers hereby covenant to Buyer, which covenants are joint and several with respect to Messrs. Zeman and Maurice as to two thirds (2/3) of any obligation or loss, that during the period from the date hereof through the Closing Date:

     8.1 Ordinary Course. The business of Pacific Financial shall be conducted only in the usual and ordinary course of business in accordance with customary practices in its industry, and, without Buyer's prior written consent, Pacific Financial shall not enter into any transactions or agreements, including, without limitation, any that would result in the sale, lease, transfer, disposal of or encumbrance of any asset, except in the ordinary course of business.

     8.2 Preservation of Pacific Financial's Business and Goodwill. Sellers will use their reasonable, good faith efforts to preserve intact the relationships of Pacific Financial with customers, financial institutions, distributors, agents, employees (subject to Section 8.3 below), suppliers, consultants, salespersons, and others having relationships with Pacific Financial in connection with such business (without making any commitment violative of this Agreement on behalf of Pacific Financial).

     8.3 Employees. The Sellers agree that Pacific Financial shall not employ any new personnel, grant an increase in the salaries of any employees, pay any bonuses to its personnel (except for regularly accrued bonuses to Mr. Pyatt in the ordinary course not to exceed Fifteen Thousand and No/100 Dollars ($15,000.00)) prior to the Closing) or make any increase in any other benefit to which employees may be entitled; provided, however, that Pacific Financial shall not enter into any employment agreement or any other commitment to employ or continue the employment of any officer or employee of Pacific Financial without Buyer's prior written consent.

     8.4 No Dividends or Other Distributions. Prior to the Closing, Pacific Financial may distribute, in accordance with Washington State corporate law, its after-tax earnings to its stockholders for the period beginning January 1, 1997 and continuing through the date of the execution of this Agreement, which such earnings total approximately $220,000. In addition, prior to Closing, Pacific Financial may repay a certain unsecured loan made to Pacific Financial by Mr. Maurice, the amount of which repayment shall not exceed $44,000. Other than the foregoing, Sellers agree that Pacific Financial shall not accrue, make or pay any dividend or other distribution, whether in cash or kind, to any stockholder or other person or purchase or redeem any shares of its capital stock; provided, however, the foregoing shall not limit the rights of, or otherwise prohibit, Pacific Financial from paying salaries, wages, expense reimbursements and other similar payments in the ordinary course of business to any employee or from distributing to the Sellers those amounts necessary to pay the Sellers' federal income tax attributable to the earnings of Pacific Financial for the time period prior to the Closing.

     8.5 Purchase of Capital Assets. Sellers agree that Pacific Financial shall not make any capital expenditures or commitments to make capital expenditures in excess of an aggregate of Thirty Thousand and No/100 Dollars ($30,000.00).

9. CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE. The obligations of Buyer to purchase the Securities and to consummate the other transactions contemplated herein pursuant to the terms of this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the conditions of this Section 9. Buyer may waive any or all of these conditions in whole or in part, but no such waiver shall constitute a waiver by Buyer of any of its other rights or remedies at law or in equity under this Agreement. No condition shall be deemed to have been waived by Buyer unless such waiver is contained in a writing specifically referring to this provision and signed by Buyer.

     9.1 Approval. Buyer shall have received on or before the Closing Date the approval of the Walnut Board to consummate the purchase of the Securities on the terms hereof.

     9.2 Financial Information. Buyer shall have prepared and received financial statements and other information satisfactory to Buyer, in its reasonable discretion, evidencing Pacific Financial's financial condition.

     9.3 Representations and Warranties of Sellers. The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects at the Closing with the same force and effect as if made at the Closing.

     9.4 Compliance. Sellers shall have performed, complied with and fulfilled in all material respects all of their respective covenants, agreements, obligations and conditions required by this Agreement to be performed, complied with or fulfilled at or prior to the Closing.

     9.5 Consents. All Consents necessary to the consummation of the sale of the Securities or consummation of the other transactions contemplated by this Agreement shall have been obtained.

     9.6 Litigation. No order, decree or ruling of any governmental authority or court shall have been entered, and no governmental action, suit, claim, investigation or proceeding seeking to restrain or invalidate the transactions contemplated by this Agreement or seeking damages from Buyer by reason of the transactions contemplated by this Agreement shall be pending or threatened.

     9.7 No Adverse Change. In the reasonable judgment of Buyer, there shall have been no material adverse change in Pacific Financial or its assets, operations, business or prospects.

     9.8 Credit Facility. Pacific Financial shall have received at least a one
(1) year extension of the maturity date of the credit facility made available to Pacific Financial from Wells Fargo Bank (the "CREDIT FACILITY") or Pacific Financial shall have been provided with a credit facility in substitution of the Credit Facility with a maturity date and other terms satisfactory to Buyer in its sole discretion.

     9.9 Escrow Instructions. Buyer shall have received the Escrow Instructions executed by each Seller and the Escrow Agent.

     9.10 Closing Deliveries. Buyer shall have received from Sellers all of the instruments, documents and considerations described in Section 12.1, and the form and substance of all such deliveries shall be reasonably satisfactory in all respects to Buyer and its counsel.

10. CONDITIONS PRECEDENT TO PERFORMANCE BY SELLERS. The obligations of Sellers to sell the Securities and consummate the other transactions contemplated herein pursuant to the terms of this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the conditions of this Section 10. Sellers may waive any or all of these conditions in whole or in part, but no such waiver shall constitute a waiver by Sellers of any of their other rights or remedies at law or in equity under this Agreement. No condition shall be deemed to have been waived by Sellers unless such waiver is contained in a writing specifically referring to this provision and signed by Sellers.

     10.1 Release of Guarantees. Those certain guarantees issued by the Sellers to Wells Fargo Bank in connection with the Credit Facility and any personal liability of the Sellers arising therefrom shall have been released by Wells Fargo Bank.

     10.2 Representations and Warranties of Buyer. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at the Closing with the same force and effect as if made at the Closing.

     10.3 Compliance. Buyer shall have performed, complied with and fulfilled in all material respects all the covenants, agreements, obligations and conditions required by this Agreement to be performed, complied with or fulfilled by it at or prior to the Closing.

     10.4 Litigation. No order, decree or ruling of any governmental authority or court shall have been entered, and no governmental action, suit, claim, investigation or proceeding seeking to restrain or invalidate the transactions contemplated by this Agreement or seeking damages from Sellers by reason of the transactions contemplated by this Agreement shall be pending or threatened.

     10.5 Escrow Instructions. Sellers shall have received the Escrow Instructions executed by Buyer and the Escrow Agent.

     10.6 Closing Deliveries. Sellers shall have received from Buyer all of the instruments, documents and considerations described in Section 12.2, and the form and substance of all such deliveries shall be reasonably satisfactory in all respects to Sellers and its counsel.

11. TERMINATION. In addition to the termination rights set forth elsewhere in this Agreement or otherwise available, this Agreement shall be subject to termination as set forth below. In the event of any such termination, the parties shall have no further obligations to each other, except as otherwise provided herein.

     11.1 Termination by Mutual Agreement. This Agreement may be terminated by the mutual agreement in writing of all of the parties at any time prior to the Closing.

     11.2 Termination by Buyer. This Agreement and any obligations of Buyer hereunder (other than its obligations under Section 14 hereof, which obligations shall survive any termination of this Agreement) may be terminated by Buyer by written notice at any time prior to or at the Closing, if any condition to Buyer's performance contained herein is not capable of being satisfied or has not been satisfied by the Closing Date. If this Agreement is terminated by Buyer due to a breach by Sellers, Buyer may pursue whatever rights or remedies it may have against Sellers arising out of any such breach of this Agreement.

     11.3 Termination by Seller. This Agreement and any obligations of the Sellers hereunder (other than their obligations under Section 14 hereof, which obligations shall survive any termination of this Agreement) may be terminated by the Sellers (in whole, but not in part) by written notice at any time prior to or at the Closing, if any condition to performance by the Sellers contained herein is not capable of being met or has not been satisfied by the Closing Date. If this Agreement is terminated by the Sellers due to a Default by Buyer, then the sole remedy of Sellers shall be the receipt of the Escrow Deposit pursuant to Section 4 herein.

12.       CLOSING DELIVERIES.

     12.1 Delivery of Documents by Sellers. Sellers shall deliver (or cause to be delivered) the following agreements, documents and instruments to Buyer on the Closing Date, in form and substance as required by the terms of this Agreement and otherwise in form and substance reasonably acceptable to Buyer's counsel:

          (a) Original certificates representing the Securities, registered in the name of Sellers, and duly endorsed in blank by Sellers for transfer or, at Buyer's option, accompanied by assignment(s) separate from certificate duly endorsed in blank by Sellers.

          (b) A certificate executed by each Seller certifying that each of the representations and warranties of the Sellers set forth herein is true and complete in all material respects as of the Closing Date, and that each of the covenants, agreements, terms and conditions on the part of the Sellers to be observed, performed and complied with hereunder has been fully observed, performed and complied with in all material respects.

          (c) The Subscription Agreements executed by each Seller.

          (d) Certified copies of the Articles of Incorporation and Bylaws of Pacific Financial, along with a Certificate of Good Standing for Pacific Financial issued by the Secretary of State of Washington within five (5) days of the Closing and Certificates of Good Standing from all states in which Pacific Financial is or is required to be qualified to conduct business.

          (e) An employment agreement in substantially the form attached hereto as EXHIBIT F (the "EMPLOYMENT AGREEMENT") executed by Mr. Pyatt and Pacific Financial.

          (f) Non-competition agreements in substantially the form attached hereto as EXHIBIT G (the "NON-COMPETITION AGREEMENTS") executed by each of Messrs. Zeman and Maurice and Pacific Financial.

          (g) Evidence of payment by Sellers of all stamp, transfer and transaction taxes payable with respect to the transactions provided for herein, if any.

          (h) A receipt for the Cash Payment, executed by Sellers.

          (i) Termination Agreement with respect to the Shareholder Agreement of ZMP, Inc, executed by each Seller and Pacific Financial, in form and substance reasonably acceptable to Buyer.

          (j) The Registration Agreement executed by each Seller.

          (k) Such other documents and instruments as may be required by any other provision of this Agreement or as may be required or desirable to carry out the terms and intent of this Agreement, as reasonably determined by Buyer or its counsel.

     12.2 Delivery of Documents and Payment by Buyer. Buyer shall execute and deliver or cause to be delivered the following agreements, documents, instruments and payments on the Closing Date, in form and substance as required by the terms of this Agreement and otherwise in form and substance reasonably acceptable to Sellers' counsel:

          (a) The Cash Payment.

          (b) The Note Repayment.

          (c) Evidence of Buyer's instructions to its transfer agent to issue the shares of Buyer's Common representing the Common Stock Payment to Sellers.

          (d) The Short Term Notes executed by Pacific Financial and the Short Term Guaranties executed by Buyer.

          (e) The Long Term Notes executed by Pacific Financial and the Long Term Guaranties executed by Buyer.

          (f) A certificate executed by Buyer certifying that each of Buyer's representations and warranties set forth herein is true and complete in all material respects as of the Closing Date, and that each of the covenants, agreements, terms and conditions on Buyer's part to be observed, performed and complied with hereunder has been fully observed, performed and complied with in all material respects.

          (g) The Registration Agreement executed by Buyer.

          (h) Such other documents and instruments as may be required by any other provision of this Agreement or as may be required or desirable to carry out the terms and intent of this Agreement, as reasonably determined by Sellers or their counsel.

13.       POST-CLOSING COVENANTS.

     13.1 Transfer Taxes. Sellers shall be responsible for and shall timely pay all Taxes imposed by any governmental authority with respect to this Agreement, the sale, assignment or delivery of the Shares or the consummation of the transactions contemplated by this Agreement. Sellers shall timely pay, before the same shall become delinquent and before penalties accrue thereon, all Taxes that could result in any lien on any of the Securities.

     13.2 Further Assurances. At the request of any party from time to time on and after the Closing Date, the other party shall, without further consideration, execute and/or deliver to or as directed by the requesting party such document, and take such actions, as the requesting party may reasonably request in order to consummate and evidence more effectively the transactions provided for herein. Furthermore, Sellers agree to, and shall cause Pacific Financial to, fully cooperate with Buyer in securing equity capital and/or debt financing in connection with the Note Repayment.

     13.3 Warrant Title. Sellers shall warrant and defend Buyer's title to the Securities against all persons and entities whatsoever, lawfully claiming same or any part thereof or interest therein.

     13.4 Section 338 Elections. Buyer and Sellers shall join in an election to have the provisions of Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "CODE"), and similar provisions of state law ("SECTION 338(H)(10) ELECTION") apply to the acquisition by Buyer of Pacific Financial. Buyer shall be responsible for, and control, the preparation and filing of such election. The allocation of purchase price among the assets of Pacific Financial shall be made in accordance with Code Sections 338 and 1060 and any comparable provisions of state, local or foreign law, as appropriate. Sellers shall, unless it would be unreasonable to do so, accept Buyer's determination of such purchase price allocations and shall report, act, file in all respects and for all purposes consistent with such determination of Buyer. Sellers shall execute and deliver to Buyer such documents or forms (including Section 338 Forms, as defined below) as Buyer shall request or as are required by applicable law for an effective Section 338(h)(10) Election. "Section 338 Forms" shall mean all returns, documents, statements and other forms that are required to be submitted to any federal, state, county or other local taxing authority in connection with a Section 338(h)(10) Election, including, without limitation, any "statement of
Section 338 election" and Internal Revenue Service Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treasury Regulations.

14.       INDEMNIFICATION.

     14.1 Indemnification by the Sellers. Sellers shall indemnify, defend and hold harmless Buyer and Pacific Financial, and each of their respective members, shareholders, affiliates, officers, directors, agents, attorneys, accountants and employees, and each of their respective successors and assigns (all collectively, the "BUYER INDEMNIFIED PARTIES"), of, from and against, any and all loss, claim, damage, suit, action, cause of action, liability, penalty, judgment, decree, cost and expense (including, without limitation, reasonable attorneys' fees and costs), which may at any time be asserted or recovered against or incurred or suffered by the Buyer Indemnified Parties, or any of them, arising from, in connection with, on account of, or relating to: (a) any and all liabilities of Pacific Financial of any nature, whether accrued, absolute, contingent or otherwise, existing at the date of the Closing Balance Sheet, or based on any act or omission or state of fact which occurred prior to or as of the Closing Date, to the extent not reflected or reserved against in the Closing Balance Sheet or set forth in the Exhibits hereto, (b) any and all claims arising out of the conduct of the business of Pacific Financial between January 1, 1997 and the Closing Date, other than in the ordinary course of business thereof and as expressly permitted herein or as otherwise consented to by Buyer in writing, (c) any untruth, incompleteness or misleading character of any representation or warranty of the Sellers set forth herein, (d) any breach or default by any of the Sellers of or under any covenant, agreement, term or condition contained herein, (e) any and all liability, in excess of the reserves therefor reflected on the December Statement, arising out of or resulting from any litigation, legal action, arbitration, proceeding, demand, claim or investigation, pending, or to the best knowledge of Sellers after due inquiry threatened, contemplated or planned, in existence as of the Closing Date (whether or not disclosed in this Agreement or in any Exhibit hereto or on the Closing Balance Sheet), excluding any liability arising in connection with the Marshall Note or that certain matter brought by Jack D. Wozow under King County Superior Court Case No. 96-2-29694-5SEA, and/or
(f) any and all liabilities arising out of or resulting from Pacific Financial's or Sellers' failure to pay when due (or accrue in the December Statement) all taxes, assessments and impositions in connection with Pacific Financial's business or properties. Buyer shall have the right to offset against amounts due to the Sellers hereunder, including amounts due pursuant to Sections 2.1(c) and 2.1(d) above, in the event Sellers do not fully indemnify the appropriate Buyer Indemnified Parties, or any of them, in a prompt and timely fashion. The indemnification by Sellers in this Section 14.1 shall be joint and several with respect to Messrs. Zeman and Maurice as to two thirds (2/3) of any obligation or loss and shall be several with respect to Mr. Pyatt as to one-third (1/3) of any obligation or loss.

     14.2 Buyer's Indemnification. Buyer shall indemnify, defend and hold harmless each Seller and each of his heirs, successors, assigns, agents, attorneys and accountants, and each of their respective successors and assigns (all collectively, the "SELLER INDEMNIFIED PARTIES"), of, from and against, any and all loss, claim, damage, suit, action, cause of action, liability, penalty, judgment, decree, cost and expense (including, without limitation, reasonable attorneys' fees and costs), which may at any time be asserted or recovered against or incurred by said Seller Indemnified Parties, or any of them, arising from, in connection with, on account of, or relating to: (a) any untruth, incompleteness or misleading character of any representation or warranty of Buyer set forth herein; and (b) any breach or default by Buyer of or under any covenant, agreement, term or condition contained herein.

     14.3 Notice. If any party entitled to indemnification hereunder (the "INDEMNIFIED PARTY OR PARTIES") receives notice of any claim or the commencement of any action or proceeding with respect to which the other party is obligated to provide indemnification pursuant to this Section 14 (the "INDEMNIFYING PARTY OR PARTIES"), the indemnified party or parties shall give the indemnifying party or parties written notice thereof, which notice states specifically and in reasonable detail the nature of the claim. Such notice shall be a condition precedent to any liability of an indemnifying party or parties under the provisions or indemnification contained in this Agreement. The indemnifying party or parties may compromise, settle or defend at their own expense, using counsel reasonably satisfactory to the indemnified party or parties, any such matter involving the asserted liability of the indemnified party or parties. In any event, the indemnified party or parties shall cooperate in the compromise of, settlement or defense against, any such asserted liability.

15.       GENERAL PROVISIONS.

     15.1 Expenses. Each party hereto shall bear its own respective costs and expenses accruing after the execution of this Agreement relating to the transactions contemplated hereby, including, without limitation, fees and expenses of legal counsel, accountants, consultants or other representatives for the services used, hired or connected with the proposed transactions mentioned above. It is expressly understood that Sellers costs and expenses shall not be paid by Pacific Financial.

     15.2 Headings. The subject headings of the sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

     15.3 Entire Agreement; Severability. This Agreement, together with any exhibits and schedules referred to herein and attached hereto, constitute the entire agreement and understanding between the parties with regard to the subject matter hereof, and there are no other prior or contemporaneous written or oral agreements, undertakings, promises, warranties, or covenants respecting such subject matter not expressly set forth or described herein. The invalidity, illegality or unenforceability for any reason of any one or more provisions of this Agreement shall not affect the validity, legality or enforceability of the remainder of this Agreement.

     15.4 Notices. Any notices, requests, demands, and other communications required to be given under this Agreement shall be in writing and shall be either (a) personally delivered, (b) sent by U.S. certified or registered mail, return receipt requested, postage prepaid, or (c) sent by Federal Express or other reputable common carrier guaranteeing next business day delivery, to the respective addresses of the parties set forth below, or to such other place as any party hereto may by notice given as provided herein designate for receipt of notices hereunder. Any such notice shall be deemed given and effective upon receipt or refusal of receipt thereof by the primary party to whom it is to be sent.

     If to Buyer:               Walnut Financial Services, Inc.
                                8000 Towers Crescent Drive
                                Suite 1070
                                Vienna, Virginia  22182
                                Attention:  Mr. Joel S. Kanter

     With a copy to:            Barack Ferrazzano Kirschbaum
                                 Perlman & Nagelberg
                                333 West Wacker Drive
                                Suite 2700
                                Chicago, Illinois  60606
                                Attention:  Joshua S. Kanter, Esq.

     If to Sellers:             Pacific Financial Services Corp.
                                12501 Bel-Red Road, Suite 214
                                Bellevue, Washington  98005
                                Attention:  Mr. Jeffrey B. Pyatt

                                Paul J. Zeman
                                P.O. Box 340
                                Seattle, Washington  98111

     With a copy to:            Warren & Duggan
                                401 Second Avenue South, Suite 600
                                Seattle, Washington  98104
                                Attention:  Michael J. Warren, Esq.

              and:              Sorrel & Tall, Inc., P.S.
                                701 Fifth Avenue, Suite 3460
                                Seattle, Washington  98104-7032
                                Attention:  Orly J. Sorrel

     15.5 Modification and Waiver. Except as provided in that certain Agreement of even date herewith by and between Buyer and Mr. Maurice and that certain Agreement of even date herewith by and between Buyer and Mr. Zeman, no supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any breach or waiver of any of the provisions of this Agreement shall constitute or shall be deemed to constitute a waiver of any other breach or violation of any provision of this Agreement, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

     15.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and may contain the signatures of less than all parties, but all of which together shall constitute one and the same instrument.

     15.7 Exhibits and Schedules. All exhibits and schedules referred to in and attached to this Agreement are incorporated herein and made a part hereof by this reference in the same manner as if such exhibits and schedules were set forth at length in the text hereof.

     15.8 Successors and Third Party Beneficiaries. This Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective heirs, successors and assigns; provided, however, no party may assign or transfer any of its rights or obligations hereunder except with the prior written consent of all of the other parties. The foregoing is not meant to restrict the ability of Sellers, subject to compliance with applicable federal and state securities laws, to transfer or otherwise assign their respective interests in the Buyer's Common issued under Section 2.1(b). There are no third party beneficiaries of this Agreement except for the indemnified parties referred to in Section 14 hereof; provided, however, that following the closing, Pacific Financial shall be a third party beneficiary of the provisions of
Section 3.2 hereof and the representations and warranties of Sellers made in
Section 6.13 hereof. The liabilities of Messrs. Zeman and Maurice hereunder are joint and several with respect to two-third (2/3) of such liabilities and shall be several with respect to Mr. Pyatt as to one-third (1/3) of such liabilities.

     15.9 Representations and Warranties; Survival. No party shall be deemed to have made any representations or warranties with respect to the transactions contemplated by this Agreement, unless the representation or warranty is set forth herein, or in any other agreement or instrument executed and delivered pursuant to this Agreement. All representations, warranties, covenants and agreements contained in this Agreement shall not be affected by any investigation made by or on behalf of any party to this Agreement. Except as otherwise expressly provided herein, any provision of this Agreement that imposes an obligation or restriction, or confers a right or benefit, the observance, performance or exercise of which may or must occur after Closing, shall survive Closing.

     15.10 Time of Essence. The parties hereto acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof.

     15.11 Remedies Cumulative. Subject to Sections 4 and 11.3 herein, all remedies of any party hereunder are cumulative and not alternative, and are in addition to any other remedies available at law, in equity or otherwise, and may be exercised concurrently or successively. Buyer shall not be denied any remedy for any breach or default by any Seller, and the amount recoverable from any or all Sellers on account thereof shall not be diminished, by reason of the fact that some or all of the damage therefrom is suffered by Pacific Financial. In any such case, Buyer shall have all rights and remedies available hereunder, at law and in equity and, if required by law, any recovery of money from any or all Sellers shall be deemed made by Buyer for the benefit of Pacific Financial.

     15.12 Specific Performance. The parties hereto agree that irreparable damage would occur to Buyer in the event any provision of this Agreement was not performed by Seller in accordance with the terms hereof and, as a result, Buyer shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     15.13 Construction. Any reference to the masculine gender shall be deemed to include the feminine and neuter genders unless the context otherwise requires. The singular shall include the plural, and the plural the singular, as the context may require. The words "hereof," "herein," "hereto," "hereby," "hereunder" and other words of similar import refer to this Agreement as a whole, including, without limitation, all schedules and exhibits. 15.14 Governing Law. This Agreement and all transactions contemplated hereby shall be governed, construed and enforced in accordance with the laws of the State of Delaware without reference to (i) its judicially or statutorily pronounced rules regarding conflict of laws or choice of law; (ii) where any instrument is executed or delivered; (iii) where any payment or other performance required by any such instrument is made or required to be made; (iv) where any breach of any provision of any such instrument occurs, or any cause of action otherwise accrues; (v) where any action or other proceeding is instituted or pending; (vi) the nationality, citizenship, domicile, principal place of business, or jurisdiction or organization or domestication of any party; (vii) whether the laws of the form jurisdiction otherwise would apply the laws of a jurisdiction other than the State of Delaware; or (viii) any combination of the foregoing. Each party hereto (a) agrees that any suit, action or other legal proceeding relating hereto may be brought in state or federal court, as applicable, in the State of Illinois, the State of Washington or the Commonwealth of Virginia; and (b) consents to the jurisdiction of each such court in any such suit, action or proceeding; and (c) waives any objection said party may have to the laying of venue in any such suit, action or proceeding in either such court; and (d) consents to service of process by U.S. mail.

     15.15 Brokers. Each party hereto represents, warrants and covenants to the other that it has not dealt and shall not deal with any broker or finder in connection with this Agreement or any transaction provided for herein, and that no person or entity is entitled or shall become entitled to any brokerage or finder's fee, commission or other compensation on account of any such dealings with the warranting party. Notwithstanding the foregoing, the parties hereto acknowledge that they were introduced to each other by Mr. Schocken and that the compensation paid to Mr. Schocken, if any, shall be paid by Buyer.

     15.16 Defense of Title. From and after the Closing Date, Sellers shall warrant and defend the title of Buyer to the Securities sold, transferred, conveyed and assigned pursuant hereto against all persons, associations and entities whatsoever.

     15.17 Confidentiality. Buyer acknowledges that it has had access to Pacific Financial, its assets and business operations (including, without limitation, Pacific Financial's plants and properties), and its books and records (including, without limitation, Pacific Financial's financial statements, supplier and customer lists and the like), all such information actually obtained by Buyer, to the extent not otherwise publicly available, being referred to herein as "CONFIDENTIAL INFORMATION"). In the event that this Agreement is terminated in accordance with Section 11 above, all Confidential Information shall remain the property of and be returned to Pacific Financial (along with all copies thereof) or destroyed within 30 days of receipt by Buyer of a written request from Pacific Financial setting forth the Confidential Information to be returned or destroyed. The foregoing obligations regarding the disposition of Confidential Information shall not apply, however, to any information which (a) is already in the public domain or becomes available to the public through no breach of this Agreement by Buyer, (b) was in Buyer's possession prior to receipt from Pacific Financial or any Seller, (c) is received independently from a third party, or (d) is subsequently independently developed by Buyer. In addition, in the event that this Agreement is terminated in accordance with Section 11 above, Buyer hereby agrees not to solicit any employee or client of Pacific Financial (except to the extent that any such client or employee is not then an active employee or client of Pacific Financial during such period) for a period of two (2) years after the termination hereof.

     15.18 Publication/Disclosure. Except as may otherwise be required by law, each party hereto agrees that it will not make any public disclosure about the existence or contents hereof or negotiation relating to this Agreement, or cause to be publicized in any manner whatsoever, by way of interview, responses to questions or inquiries, press releases or otherwise, any aspect or proposed aspect of this Agreement without the prior approval of the other party which approval shall not be unreasonably withheld or denied. If any party deems that it is required by law to make any announcement or release concerning this Agreement, said party agrees to provide a written copy thereof to the other parties in advance of any such release.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                    SELLERS:



                                    /s/ JEFFREY B. PYATT
                                    -------------------------------------
                                    Jeffrey B. Pyatt, Individually


                                    /s/ PAUL J. ZEMAN
                                    -------------------------------------
                                    Paul J. Zeman, Individually


                                    /s/THOMAS MAURICE
                                    -------------------------------------
                                    Thomas Maurice, Individually



                                    BUYER:

                                    Walnut Financial Services, Inc.



                                    By: /s/ JOEL S. KANTER
                                        -------------------------------------
                                        Its: President



                                    PACIFIC FINANCIAL:

                                    Pacific Financial Services, Corp.



                                    By: /s/ JEFFREY B. PYATT
                                        -------------------------------------
                                        Its: President

                                     CONSENT


         Each of the undersigned hereby acknowledges and agrees to the following:

         1. I have read the foregoing Agreement and understand that pursuant to such Agreement my spouse has agreed to sell his Securities (as defined in such Agreement) in Pacific Financial including my community interest in them.

         2. As of July 1, 1994 and pursuant to RCW 26.16.060 and RCW 26.26.090, I have irrevocably granted to my spouse a power of attorney to dispose of our interest in the Securities, which power of attorney is still in full force and effect.

         3. I hereby consent to the terms and provisions of the Agreement and the sale of the Securities pursuant thereto.

Dated this 2nd day of January, 1998


                                             /s/ ROBERTA L. MAURICE
                                             -----------------------------------



                                             -----------------------------------



                                             -----------------------------------

                                     CONSENT


         Each of the undersigned hereby acknowledges and agrees to the following:

         1. I have read the foregoing Agreement and understand that pursuant to such Agreement my spouse has agreed to sell his Securities (as defined in such Agreement) in Pacific Financial including my community interest in them.

         2. As of July 1, 1994 and pursuant to RCW 26.16.060 and RCW 26.26.090, I have irrevocably granted to my spouse a power of attorney to dispose of our interest in the Securities, which power of attorney is still in full force and effect.

         3. I hereby consent to the terms and provisions of the Agreement and the sale of the Securities pursuant thereto.

Dated this 22nd day of December, 1997



                                             /s/ PAULA PYATT
                                             -----------------------------------


                                             -----------------------------------


                                             -----------------------------------

                                     CONSENT


         Each of the undersigned hereby acknowledges and agrees to the following:

         1. I have read the foregoing Agreement and understand that pursuant to such Agreement my spouse has agreed to sell his Securities (as defined in such Agreement) in Pacific Financial including my community interest in them.

         2. As of July 1, 1994 and pursuant to RCW 26.16.060 and RCW 26.26.090, I have irrevocably granted to my spouse a power of attorney to dispose of our interest in the Securities, which power of attorney is still in full force and effect.

         3. I hereby consent to the terms and provisions of the Agreement and the sale of the Securities pursuant thereto.

Dated this 2nd day of January, 1998



                                             /s/ HANA ZEMAN
                                             -----------------------------------


                                             -----------------------------------


                                             -----------------------------------

                         LIST OF EXHIBITS AND SCHEDULES



     Exhibit A                 Form of Short Term Note and Short Term Guaranty

     Exhibit B                 Form of Long Term Note and Long Term Guaranty

     Exhibit C                 Restrictive Legends

     Exhibit D                 Form of Subscription Agreement

     Exhibit E                 Form of Registration Agreement

     Exhibit F                 Form of Employment Agreement

     Exhibit G                 Form of Non-Competition Agreement

     Schedule 1                Promissory Notes

     Schedule 6                Sellers' Disclosure Schedule

     Schedule 7                Buyer's Disclosure Schedule

                                    EXHIBIT A


                 Form of Short Term Note and Short Term Guaranty

                                   EXHIBIT B


                  Form of Long Term Note and Long Term Guaranty

                                 EXHIBIT C


         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE LAW, AND SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS: (A) THEY ARE REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE LAW; OR (B) SUCH SALE OR TRANSFER IS EXEMPT FROM SUCH REGISTRATION AND THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL ACCEPTABLE TO IT TO THE EFFECT THAT SUCH SALE OR TRANSFER IS SO EXEMPT.

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS OF TRANSFER RELATING TO SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AS SET FORTH IN THE ISSUER'S ARTICLES OF INCORPORATION, AS AMENDED. SUCH RESTRICTIONS ON TRANSFER MAY PREVENT TRANSFERS OR AGREEMENTS TO TRANSFER, INCLUDING, WITHOUT LIMITATION, OPTIONS, OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE WHICH, IF EFFECTIVE, (i) WOULD CAUSE OR RESULT IN THE OWNERSHIP INTEREST PERCENTAGE OF THE TRANSFEREE OR ANY OTHER PERSON TO INCREASE ABOVE FOUR AND ONE-HALF (4.5) PERCENT, WHETHER OR NOT SAID TRANSFEREE OR OTHER PERSON HELD STOCK IN EXCESS OF SUCH PERCENTAGE BEFORE SUCH TRANSFER, (ii) WOULD CAUSE OR RESULT IN AN INCREASE IN THE OWNERSHIP INTEREST PERCENTAGE OF ANY FIVE PERCENT SHAREHOLDER OR (iii) IS A TRANSFER BY A FIVE PERCENT SHAREHOLDER. ALL ITALICIZED TERMS IN THIS LEGEND HAVE THE MEANINGS SET FORTH IN THE ARTICLES OF INCORPORATION OF THE ISSUER, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER, WILL BE SENT WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS. IF THE RESTRICTIONS ON TRANSFER ARE VIOLATED, THE SECURITIES REPRESENTED HEREBY WILL BE DESIGNATED AND TREATED AS PROHIBITED SHARES WHICH WILL BE SOLD OR RE-SOLD BY AN AGENT DESIGNATED BY THE ISSUER.

                                 EXHIBIT D


                         Form of Subscription Agreement



                                  See Attached

                                 EXHIBIT E


                         Form of Registration Agreement



                                  See Attached

                                    EXHIBIT F



                          Form of Employment Agreement



                                  See Attached

                                    EXHIBIT G


                        Form of Non-Competition Agreement



                                  See Attached

                                SCHEDULE 1


                                Promissory Notes

DATE OF NOTE                        PRINCIPAL                 PAYEE
------------                        ---------                 -----


March 27, 1996                      $ 35,000          Thomas Maurice

June 1, 1996                        $ 12,100          Maurice Trust #1

June 1, 1996                        $  8,400          Maurice Trust #1

June 1, 1996                        $ 33,900          Maurice Trust #1

June 1, 1996                        $ 10,600          Maurice Trust #1

June 1, 1996                        $100,000          Maurice Trust #1

June 1, 1996                        $100,000          Maurice Trust #1

January 1, 1996                     $100,000          Paul J. Zeman

March 1, 1995                       $ 65,000          Paul J. Zeman

March 27, 1996                      $ 35,000          Paul J. Zeman

April 11, 1996                      $100,000          Paul J. Zeman